Exhibit 99

News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports
 Record Third Quarter Earnings

- Organic loan growth of $89 million in the quarter (9% annualized)
- Cash dividend increased for 21st consecutive year
- Branch acquisition pending

                        SYRACUSE, N.Y. — October 22, 2013 — Community Bank System, Inc. (NYSE: CBU) reported net income of $22.0 million for third quarter 2013, compared with $18.4 million for the third quarter of 2012.  Diluted earnings per share were $0.54 for the third quarter of 2013, versus $0.46 in the prior year third quarter, which included eight cents per share of acquisition expenses.  The Company reported earnings of $63.4 million ($1.56 per share) for the first nine months of 2013, an increase of $5.1 million, or 8.7%, compared to the equivalent prior year period.

Total revenue for the third quarter of 2013 was $88.2 million, an increase of $3.6 million, or 4.2%, compared to third quarter 2012.  Revenue growth was supported by higher non-interest income from an increased core deposit account base, along with continued solid organic growth in wealth management and benefits administration services.  Net interest income was up 3.1% from the third quarter 2012, reflecting productive acquired and organic loan growth over the past twelve months, as well as the balance sheet restructuring activities completed in the first half of 2013.  Third quarter net interest income also included approximately $0.5 million (or one cent per share) of incremental yield accretion from the favorable disposition of an acquired impaired commercial relationship. The quarterly provision for loan losses of $2.1 million was $0.5 million lower than the third quarter of 2012, reflective of lower net charge-offs and the continuation of generally stable and favorable asset quality metrics.  Total operating expenses of $55.0 million for the third quarter 2013 were $3.7 million, or 7.2% higher than the prior year quarter (excluding acquisition expenses), primarily the result of the recurring operating costs associated with the branch acquisitions completed in 2012.

“We continued to perform at a very high level during the third quarter of 2013, generating record earnings, solid organic loan growth, high single-digit, year-over-year growth in financial services revenue, and continued strong asset quality metrics,” said President and Chief Executive Officer Mark E. Tryniski. “During the third quarter, we also announced an agreement to acquire eight branch-banking locations from Bank of America, N.A., which will further expand and strengthen our market presence across our Northeast Pennsylvania service footprint.  Recognizing the Company’s continued solid financial performance and strong capital position, the Board raised the quarterly cash dividend by 3.7% in August, marking the twenty-first consecutive year of increased dividend payouts.  We believe that our strong competitive position, superior asset quality, and consistent and disciplined approach to business leaves us well positioned for the future.”

Third quarter net interest income of $60.6 million increased 3.1% compared with the prior year period, despite a planned net reduction of interest-earning assets and interest-bearing liabilities during the first six months of 2013.  Third quarter interest income was down $5.3 million compared to the prior year quarter as a result of a $156.6 million net decrease in interest-earning assets as well as a 26-basis point decline in the earning asset yield, driven by lower yields on both loans (down 49 basis points) and investment securities (down 30 basis points).  This was more than offset by a $7.1 million decrease in interest expense, reflecting a $228.3 million reduction in interest-bearing liabilities coupled with a 43-basis point decline in the Company’s cost of funds.  The lower cost of funds was driven by continued low market interest rates that enabled the Company to lower deposit rates to produce an 18-basis point decline in the interest-bearing deposit rate in comparison to third quarter 2012, and also benefitted from the extinguishment of certain higher cost borrowings in early 2013.  During the first half of 2013, the Company completed a balance sheet restructuring program that involved selling nearly $650 million of longer duration investment securities and using the proceeds to retire $502 million of Federal Home Loan Bank (FHLB) borrowings.

Community Bank System, Inc.

Compared to the prior year, third quarter non-interest income of $27.6 million increased $1.7 million, or 6.7%, driven by increased banking service fees and growing financial services revenue.  Deposit service revenues grew $0.6 million, or 5.4%, to $12.7 million, principally due to a larger base of core deposit accounts.  Wealth management revenue was up $0.6 million, or 19.7%, over third quarter 2012, driven by business expansion in trust services, asset management and advisory services, and favorable market conditions.  Employee benefits administration and consulting revenues of $9.4 million increased 5.4% from the third quarter of 2012, benefitting from new and expanded customer relationships as well as positive equity market influences.  Noninterest income for the nine months ended September 30, 2013 was $80.8 million (31% of total revenue), an increase of $7.8 million, or 10.7%, compared to the first nine months of 2012.

Quarterly operating expenses were up $3.7 million, or 7.2%, to $55.0 million, compared to $51.3 million for third quarter 2012 (excluding acquisition expenses of $4.8 million), principally reflecting the additional costs of operating an expanded franchise.  Excluding acquisition expenses, year-to-date operating expenses were $163.9 million, an increase of $14.3 million, or 9.5% higher than the first nine months of 2012.

The 2013 third quarter and nine month effective income tax rate of 29.2% was consistent with the 29.1% rate reported in the first nine months of 2012, reflective of generally stable proportions of income being generated from fully taxable and non-taxable sources.

Financial Position

Average earning assets for the third quarter of 2013 were $6.5 billion, a decrease of $156.6 million, or 2.4%, compared to the third quarter of 2012, a net result of the balance sheet restructuring activities that were undertaken during the first two quarters of 2013 and solid organic loan growth over the past twelve months.  Average earning assets increased $216.4 million from the second quarter of 2013, and included $86.0 million of growth in average loans, and a $130.4 million increase in average investments and cash equivalents, as the Company continued to early invest a portion of the expected liquidity from the pending branch acquisition in the third quarter.  Ending loans increased $213.0 million, or 5.6%, over the prior year quarter, reflecting strong organic growth in the Bank’s consumer lending portfolios.  Total deposits of $5.69 billion at third quarter-end increased by $17.2 million, or 0.3%, from June 30, 2013.  The Company’s Tier 1 leverage ratio on September 30, 2013 was 9.39%, up 107 basis points compared with the third quarter of 2012.  The tangible equity to net tangible assets ratio of 7.38% at September 30, 2013 was generally consistent with levels reported over the last four quarters.

Balance Sheet Restructuring

During the first six months of 2013, the Company initiated and completed a balance sheet restructuring that involved selling $648.8 million of investment securities with realized gains of $63.8 million, and extinguishing $501.6 million of FHLB borrowings, incurring $63.5 million of early extinguishment costs.  The Company’s balance sheet was reduced by approximately 7% through the first half of 2013 as a result of this planned initiative.  Although these transactions were essentially neutral to earnings as well as total capital for this period, more than $35 million of incremental regulatory (Tier 1) capital was created, and the Company expects the transactions to be modestly additive to future net interest income generation.

Community Bank System, Inc.

Asset Quality

The Company’s asset quality metrics for the third quarter of 2013 remained substantially better than comparative  industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  Net charge-offs were $1.4 million for the third quarter, compared to $1.7 million for the third quarter of 2012 and $0.8 million for the second quarter of 2013.  Nonperforming loans as a percentage of total loans were 0.61% at September 30, 2013, down from 0.62% at June 30, 2013, and down from 0.81% at September 30, 2012.  The total delinquency ratio of 1.48% at the end of the third quarter was down 31 basis points from third quarter 2012 and was two basis points lower than at the end of the second quarter of 2013.  The third quarter provision for loan losses of $2.1 million was down $0.5 million, or 21%, compared to third quarter 2012, consistent with the lower nonperforming loans and a lower level of net charge-offs as a percentage of average loans in the current quarter.  The allowance for loan losses to nonperforming loans was 181% at September 30, 2013, compared to 139% at September 30, 2012, and 178% as of June 30, 2013.

Cash Dividend Increased for 21st Consecutive Year

The Company announced on August 21, 2013 that it would raise its quarterly cash dividend by one cent, or 3.7%, to $0.28 per share on its common stock. The dividend was paid on October 10, 2013 to shareholders of record on September 16, 2013.  The Company’s third quarter 2013 dividend payout ratio was 51.2%, resulting in the meaningful retention of generated capital that can be used for future strategic growth objectives.  The Company views the growth of cash dividends over time as an important component of its commitment to provide consistent and favorable long-term returns to shareholders.

Acquisition Will Strengthen Pennsylvania Franchise

On July 24, 2013, the Company announced that it had entered into a purchase and assumption agreement to acquire eight branch-banking locations across its Northeast Pennsylvania markets from Bank of America, N.A.  The transaction will elevate the Bank’s market presence in Northeast Pennsylvania, is expected to add approximately $340 million of customer deposits, and will provide greater market density and improved operating leverage.  The branch transaction is expected to be completed during the fourth quarter of 2013.

Stock Repurchase Authorization

The Company’s Board of Directors approved a stock repurchase program in December 2012, authorizing the repurchase of up to 2.0 million shares of the Company’s common stock at the discretion of executive management.  The authorization period started on January 1, 2013 and ends on December 31, 2013.  The Company has not repurchased any stock during the first nine months of 2013.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow (Wednesday) October 23, 2013 to discuss third quarter results.  The conference call can be accessed at 866-963-1218 (1-904-520-5763 if outside United States and Canada).  An audio recording will be available one hour after the call until December 31, 2013, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2990131.  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=96269. The recording will be archived until October 23, 2014 and can be accessed at any point during this time at no cost.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has more than $7.3 billion in assets and over 180 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., a national employee benefits consulting and trust administration firm with offices in New York, New Jersey, Pennsylvania and Texas; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, Inc., a wealth management firm delivering a wide range of financial products throughout the Company's branch network; and Nottingham Advisors, an investment management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit www.communitybankna.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year-to-Date
	September 30,	September 30,	September 30,	September 30,
Earnings	2013	2012	2013	2012
Loan income	$47,606	$48,590	$141,136	$143,305
Investment income	18,526	22,804	57,061	66,145
Total interest income	66,132	71,394	198,197	209,450
Interest expense	5,531	12,619	20,739	38,995
Net interest income	60,601	58,775	177,458	170,455
Provision for loan losses	2,093	2,643	4,807	6,442
Net interest income after provision for loan losses	58,508	56,132	172,651	164,013
Deposit service fees	12,703	12,057	36,643	33,461
Mortgage banking revenues	599	128	1,111	682
Other banking services	1,072	1,277	2,618	2,613
Wealth management services	3,823	3,194	11,566	9,427
Benefit trust, administration, consulting and actuarial fees	9,397	8,912	28,564	26,549
Gain on sales of investment securities	0	291	63,799	291
Loss on debt extinguishments	0	0	(63,500)	0
Total noninterest income	27,594	25,859	80,801	73,023
Salaries and employee benefits	30,448	28,126	91,217	82,395
Occupancy and equipment and furniture	6,448	6,541	20,263	19,134
Amortization of intangible assets	1,089	1,212	3,408	3,343
Acquisition expenses	71	4,796	71	5,221
Other	16,988	15,410	49,013	44,765
Total operating expenses	55,044	56,085	163,972	154,858
Income before income taxes	31,058	25,906	89,480	82,178
Income taxes	9,069	7,539	26,128	23,914
Net income	$21,989	$18,367	$63,352	$58,264
Basic earnings per share	$0.55	$0.46	$1.58	$1.48
Diluted earnings per share	$0.54	$0.46	$1.56	$1.46

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2013			2012
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings
Loan income	$47,606	$46,412	$47,118	$49,405	$48,590
Investment income	18,526	17,728	20,807	22,545	22,804
Total interest income	66,132	64,140	67,925	71,950	71,394
Interest expense	5,531	5,708	9,500	11,981	12,619
Net interest income	60,601	58,432	58,425	59,969	58,775
Provision for loan losses	2,093	1,321	1,393	2,666	2,643
Net interest income after provision for loan losses	58,508	57,111	57,032	57,303	56,132
Deposit service fees	12,703	12,345	11,595	12,603	12,057
Mortgage banking revenues	599	341	171	161	128
Other banking services	1,072	679	867	613	1,277
Wealth management services	3,823	4,045	3,698	3,449	3,194
Benefit trust, administration, consulting and actuarial fees	9,397	9,397	9,770	9,397	8,912
Gain on sales of investment securities	0	16,008	47,791	0	291
Loss on debt extinguishments	0	(15,717)	(47,783)	0	0
Total noninterest income	27,594	27,098	26,109	26,223	25,859
Salaries and employee benefits	30,448	30,286	30,483	29,639	28,126
Occupancy and equipment	6,448	6,750	7,065	6,665	6,541
Amortization of intangible assets	1,089	1,140	1,179	1,264	1,212
Acquisition expenses	71	0	0	527	4,796
Other	16,988	16,200	15,825	18,804	15,410
Total operating expenses	55,044	54,376	54,552	56,899	56,085
Income before income taxes	31,058	29,833	28,589	26,627	25,906
Income taxes	9,069	8,711	8,348	7,823	7,539
Net income	21,989	21,122	20,241	18,804	18,367
Basic earnings per share	$0.55	$0.53	$0.51	$0.47	$0.46
Diluted earnings per share	$0.54	$0.52	$0.50	$0.47	$0.46
Profitability
Return on assets	1.22%	1.21%	1.11%	1.00%	0.98%
Return on equity	10.26%	9.70%	9.18%	8.20%	8.12%
Return on tangible equity(3)	17.57%	16.38%	15.32%	13.55%	13.27%
Noninterest income/operating income (FTE) (1)	30.0%	30.2%	29.5%	29.0%	28.8%
Efficiency ratio (2)	58.6%	59.9%	60.3%	58.2%	56.5%
Components of Net Interest Margin (FTE)
Loan yield	4.76%	4.79%	4.98%	5.16%	5.25%
Cash equivalents yield	0.22%	0.26%	0.26%	0.26%	0.26%
Investment yield	3.52%	3.83%	3.79%	3.85%	3.82%
Earning asset yield	4.28%	4.35%	4.44%	4.54%	4.54%
Interest-bearing deposit rate	0.22%	0.24%	0.28%	0.34%	0.40%
Borrowing rate	2.02%	3.36%	3.76%	3.89%	3.56%
Cost of all interest-bearing funds	0.43%	0.46%	0.73%	0.89%	0.94%
Cost of funds (includes DDA)	0.35%	0.38%	0.61%	0.74%	0.78%
Net interest margin (FTE)	3.94%	3.98%	3.86%	3.83%	3.79%
Fully tax-equivalent adjustment	$3,727	$3,644	$4,022	$4,209	$4,332

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2013			2012
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Average Balances
Loans	$3,985,755	$3,899,744	$3,860,722	$3,834,068	$3,708,143
Cash equivalents	8,644	148,188	83,812	106,851	138,251
Taxable investment securities	1,833,355	1,565,756	1,965,073	2,035,651	2,065,121
Nontaxable investment securities	644,728	642,424	655,694	691,525	717,608
Total interest-earning assets	6,472,482	6,256,112	6,565,301	6,668,095	6,629,123
Total assets	7,154,796	7,003,823	7,368,906	7,506,371	7,426,818
Interest-bearing deposits	4,511,199	4,581,206	4,581,130	4,545,347	4,409,813
Borrowings	589,066	358,627	686,483	830,149	918,789
Total interest-bearing liabilities	5,100,265	4,939,833	5,267,613	5,375,496	5,328,602
Noninterest-bearing deposits	1,138,039	1,095,774	1,095,256	1,098,193	1,066,689
Shareholders' equity	850,238	873,108	893,746	912,321	900,147
Balance Sheet Data
Cash and cash equivalents	$174,205	$148,573	$330,298	$228,558	$287,753
Investment securities	2,518,574	2,366,512	2,448,120	2,818,527	2,895,285
Loans:
Business lending	1,214,796	1,225,671	1,222,835	1,233,944	1,233,928
Consumer mortgage	1,570,607	1,527,341	1,480,192	1,448,415	1,390,130
Consumer indirect	713,310	663,924	639,560	647,518	642,196
Home equity	348,246	347,335	353,365	364,225	372,493
Consumer direct	178,496	171,727	165,649	171,474	173,710
Total loans	4,025,455	3,935,998	3,861,601	3,865,576	3,812,457
Allowance for loan losses	44,083	43,473	42,913	42,888	42,817
Intangible assets, net	383,735	384,815	385,954	387,134	388,398
Other assets	244,131	228,291	238,013	239,893	229,297
Total assets	7,302,017	7,020,716	7,221,073	7,496,800	7,570,373
Deposits:
Noninterest-bearing	1,158,013	1,120,683	1,115,417	1,110,994	1,098,135
Non-maturity interest-bearing	3,630,684	3,608,829	3,678,905	3,501,630	3,533,837
Time	898,636	940,618	980,502	1,015,415	1,076,657
Total deposits	5,687,333	5,670,130	5,774,824	5,628,039	5,708,629
Borrowings	567,116	322,319	361,422	728,061	728,116
Subordinated debt held by unconsolidated subsidiary trusts	102,091	102,085	102,079	102,073	102,067
Accrued interest and other liabilities	79,798	76,151	105,454	135,849	126,962
Total liabilities	6,436,338	6,170,685	6,343,779	6,594,022	6,665,774
Shareholders' equity	865,679	850,031	877,294	902,778	904,599
Total liabilities and shareholders' equity	7,302,017	7,020,716	7,221,073	7,496,800	7,570,373
Capital
Tier 1 leverage ratio	9.39%	9.43%	8.78%	8.40%	8.32%
Tangible equity/net tangible assets (3)	7.38%	7.43%	7.58%	7.62%	7.54%
Diluted weighted average common shares O/S	40,850	40,558	40,321	40,179	40,139
Period end common shares outstanding	40,296	40,099	39,989	39,626	39,571
Cash dividends declared per common share	$0.28	$0.27	$0.27	$0.27	$0.27
Book value	$21.48	$21.20	$21.94	$22.78	$22.86
Tangible book value(3)	$12.73	$12.35	$13.01	$13.72	$13.73
Common stock price (end of period)	$34.12	$30.85	$29.63	$27.36	$28.19

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2013			2012
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Asset Quality
Nonaccrual loans	$21,713	$22,997	$24,806	$26,360	$27,370
Accruing loans 90+ days delinquent	2,650	1,439	2,560	2,748	3,349
Total nonperforming loans	24,363	24,436	27,366	29,108	30,719
Other real estate owned (OREO)	5,218	5,066	6,838	4,788	3,384
Total nonperforming assets	29,581	29,502	34,204	33,896	34,103
Net charge-offs	1,424	761	1,368	2,596	1,654
Allowance for loan losses/loans outstanding	1.10%	1.10%	1.11%	1.11%	1.12%
Nonperforming loans/loans outstanding	0.61%	0.62%	0.71%	0.75%	0.81%
Allowance for loan losses/nonperforming loans	181%	178%	157%	147%	139%
Net charge-offs/average loans	0.14%	0.08%	0.14%	0.27%	0.18%
Delinquent loans/ending loans	1.48%	1.50%	1.55%	1.92%	1.79%
Loan loss provision/net charge-offs	147%	173%	102%	103%	160%
Nonperforming assets/total assets	0.41%	0.42%	0.47%	0.45%	0.45%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$17,365	$18,272	$19,756	$21,928	$21,733
Accruing loans 90+ days delinquent	2,471	1,349	2,164	2,355	3,038
Total nonperforming loans	19,836	19,621	21,920	24,283	24,771
Other real estate owned (OREO)	2,767	2,963	3,844	1,397	1,671
Total nonperforming assets	22,603	22,584	25,764	25,680	26,442
Net charge-offs	1,583	604	1,102	1,863	1,754
Allowance for loan losses/loans outstanding	1.16%	1.19%	1.21%	1.21%	1.24%
Nonperforming loans/loans outstanding	0.54%	0.55%	0.64%	0.71%	0.74%
Allowance for loan losses/nonperforming loans	215%	215%	190%	171%	167%
Net charge-offs/average loans	0.17%	0.07%	0.13%	0.19%	0.21%
Delinquent loans/ending loans	1.45%	1.44%	1.48%	1.82%	1.65%
Loan loss provision/net charge-offs	126%	210%	113%	102%	119%
Nonperforming assets/total assets	0.33%	0.34%	0.38%	0.36%	0.37%

(1) Excludes gains and losses on sales of investment securities and debt prepayments.
(2) Excludes intangible amortization, acquisition expenses, litigation settlement, and gains and losses on sales of investment securities and debt prepayments.
(3) Includes deferred tax liabilities (of approximately $31.0 million at 9/30/13) generated from tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.